Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Synlogic, Inc.:

We consent to the use of our report dated March 25, 2021, with respect to the consolidated balance sheets of Synlogic, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts
March 25, 2021